Exhibit 5.1

David K. Lawrence

Senior Vice President, General Counsel

and Secretary

Oceaneering International, Inc.

11911 FM 529

Houston, Texas 77041

May 5, 2017

Oceaneering International, Inc.

11911 FM 529

Houston, Texas 77041

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the “Registration Statement”), to be filed on the date hereof by Oceaneering International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the shares of common stock of the Company, par value $0.25 per share (“Common Stock”), that may be issued pursuant to the terms of the Second Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc. (the “Plan”), I am passing upon certain legal matters as set forth below. This opinion is being furnished to the Company for filing as Exhibit 5 to the Registration Statement.

In my capacity as the Company’s General Counsel, I have examined the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied on certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

I have assumed that all signatures on all documents I examined are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete. In addition, I have assumed for purposes of paragraph 2 below that the consideration received by the Company for the shares issued pursuant to the Plan will be not less than the par value thereof.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

1.    The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

May 5, 2017

2.    Upon the issuance and sale of shares of Common Stock pursuant to the provisions of the Plan, such shares of Common Stock will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ David K. Lawrence
David K. Lawrence
Senior Vice President, General Counsel and Secretary